PROSPECTUS SUPPLEMENT
                     (To prospectus dated November 5, 2004)

                          [EXCEL MARITIME CARRIERS LOGO]
                                2,200,000 SHARES
                          EXCEL MARITIME CARRIERS LTD.
                              CLASS A COMMON STOCK

                        Filed Pursuant to Rule 424(b)(3)

                        Registration File No.: 333-120259

          This prospectus supplement relates to the issuance and sale of up to 2,200,000 shares of our Class A common stock from time to time through our sales agent, Cantor Fitzgerald & Co. These sales, if any, will be made pursuant to the terms of the sales agreement dated December 6, 2004 between us and the sales agent, the form of which was filed with the Securities and Exchange Commission under a Report on Form 6-K dated December 7, 2004 and is incorporated be reference herein.

          SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS AND THE ADDITIONAL RISK FACTORS BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

     Our Class A common stock trades on the American Stock Exchange (AMEX) under the symbol "EXM."

     In connection with the sale of common stock on our behalf, the sales agent may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act.

                      -------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                      -------------------------------------

          The table below shows the maximum compensation to be received by the sales agent for At-The-Market sales of our Class A common stock by the sales agent assuming the maximum aggregate amount of Class A Common Stock that can be sold pursuant to this prospectus supplement in At-The-Market Transactions is sold in such transactions. Compensation to the sales agent for all At-The-Market transactions will be 3% of the gross amount of the At-The-Market sale. Compensation to the sales agent for a privately negotiated sale will be 5.75% of the gross amount of the privately negotiated sale. The exact amount of compensation to be received by the sales agent for a privately negotiated sale will be disclosed in a separate prospectus supplement for that privately negotiated sale filed with the Securities and Exchange Commission and will be based upon the actual number of shares of Class A common stock sold in such privately negotiated sale and the price per share at which the Class A common stock is sold in such privately negotiated sale.

                                           Per Share                 Total
                                           ---------                 -----

Initial price to public                    To be determined*       $32,110,000
Sales agents compensation                  To be determined*          $963,300
Proceeds, before expenses, to Excel        To be determined*       $31,146,700

*The price per share for an At-The-Market transaction will be determined at the time of the transaction. The maximum aggregate amount of Class A common stock permitted to be sold under this Prospectus Supplement in At-The-Market Transactions is $32,110,000. However, we may sell additional amounts of our Class A common stock in privately negotiated sales. See "Plan of Distribution".

           The date of this Prospectus Supplement is December 7, 2004

                             CANTOR FITZGERALD & CO.

        ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus", we are referring to both parts combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus only.

     If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     In this prospectus supplement, "we", "our", "us", "the Company" and "Excel" refer to Excel Maritime Carriers Ltd.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as "believe," "estimate," "project," "intend," "expect," "plan," "anticipate," and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our forward-looking statements include, without limitation:

     o    statements as to the acquisition of vessels; and

     o statements as to the projected development of the Company's strategy and how it may act to implement its strategy.

     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of dry bulk carriers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing. All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

                              OUR BUSINESS STRATEGY

     Our business strategy includes:

o Timely acquisitions of older second hand vessels. We historically have acquired and operated older second hand vessels. We believe this strategy has enabled us to generate higher net revenues than those available from purchasing and operating younger second hand vessels or newbuildings. Our ability to effectively operate our second hand fleet is enhanced by our technical management skills and preventive maintenance programs and our efficient cost structure.

o Capitalizing on our established reputation. We believe that we have established a reputation in the international shipping community for maintaining high standards of performance, reliability and safety. Since our current management was appointed in 1998, the Company has not suffered the total loss of a vessel at sea. In addition, our wholly-owned management subsidiary, Maryville, carries the distinction of being one of the first Greece-based ship management companies to have been certified ISO 14001 compliant by Bureau Veritas.

Fleet  expansion and reduction in average age. We intend to grow and, over time,
reduce  the  average  age  of  our  fleet   through  the  timely  and  selective
acquisitions of well-maintained second hand dry bulk carriers.

                                 USE OF PROCEEDS

     The net proceeds from any sales of Class A Common Stock under this prospectus supplement are anticipated to be primarily used to acquire additional dry bulk carriers, including some of the "Identified Vessels" described below, and to a lesser extent for general corporate purposes.

                               RECENT DEVELOPMENTS

     Between the end of October 2004 and the beginning of December 2004, four newly-formed, wholly-owned subsidiaries of the Company each entered into a Memorandum of Agreement, or MOA, for the purchase of a different dry bulk carrier. These four vessels will be referred to as the "Identified Vessels." Two of the Identified Vessels are Handymax dry bulk carriers and two of the Identified Vessels are Panamax dry bulk carriers. The Identified Vessels were built in 1984, 1984, 1994 and 1998, respectively. The acquisition of one of these four vessels, MV Jedi Knight, is described in the base prospectus as well as in this prospectus supplement.

     Each MOA for each Identified Vessel is with a different seller, and each seller is an unaffiliated third party. We believe that two of the sellers are affilates of each other. The purchase price for all four Identified Vessels in the aggregate is $94,770,000 (plus payment for all fuel oils and lubricants remaining on board at the time of delivery). Depending on the MOA for each Identified Vessel, we have paid as a down payment either 10% or 15% of the purchase price, for an aggregate amount of $13,619,500. The balance of the amounts due the seller under the MOA for each Identified Vessel are payable at delivery of the vessel.

     The Identified Vessels are expected to be delivered between December 2004 and April 2005 pursuant to the terms of each MOA, with the first vessel expected to be delivered no later than the end of December 2004 and the last vessel expected to be delivered no later than mid-April 2005. None of the MOAs is subject to our inspection of the respective vessel, which we have already completed, but the MOA for two of the vessels is subject to approval by our Board of Directors. Under each MOA we have the option to cancel the purchase of the vessel before delivery if the seller informs us prior to the final delivery date that the vessel will not be delivered by that date. If we provide a notice of cancellation to the seller, the seller has a short grace period to complete delivery before the purchase is cancelled. In the event the seller does not deliver the vessel after we give notice of cancellation, the entire down payment plus accrued interest for that vessel will be returned to us, and the seller is required to compensate us for any loss and expenses incurred by us under certain circumstances. If we fail to take delivery of any of the Identified Vessels due to a breach of contract on our part, we will forfeit the entire down payment for that vessel.

     In late September 2004, the price of our common stock on the AMEX peaked at$65.85 per share after a previous historic high of $26.50 for the period of June 1, 1998 to August 31, 2004. By letter dated October 6, 2004, the United States Securities and Exchange Commission, or the Commission, requested that the Company provide, on a voluntary basis, information concerning the Company's structure and operations. We have fully cooperated with the Commission's request and intend to continue to cooperate with any further requests the Commission may make. To date, we have not received any additional requests or comments from the Commission with respect to its information request.

                           PRICE RANGE OF COMMON STOCK

     The primary trading market for our Class A common stock is AMEX. On December 3, 2004, the closing price of the Class A common stock as quoted on the AMEX was $33.80.

     The high and low closing prices for the common stock, by quarter, in 2004, were as follows:

                                   AMEX Low ($)     AMEX High ($)
                                   --------------   ---------------
      For the Quarter Ended:
      March 31, 2004.............       $4.00             $16.25
      June 30, 2004..............        7.50              15.15
      September 30, 2004.........        7.10              65.85

      The high and low closing prices for the common stock, by month, for the most recent six months of 2004 were as follows:

                                   AMEX Low ($)      AMEX High ($)
                                   --------------    ---------------
      Month:
      June 2004..................      $7.50             $ 9.95
      July 2004..................       7.10               7.95
      August 2004................       7.95              27.00
      September 2004 ............      20.70              65.85
      October 2004...............      21.80              43.50
      November 2004..............      21.30              36.32
      December 2004 (through           32.94              33.80
      December 3, 2004)

                                  RISK FACTORS

You should carefully consider the risks described below, as well as the risks set forth or incorporated by reference in the accompanying prospectus and all other information contained or incorporated by reference in this prospectus supplement before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose all or part of your investment.

If we cannot complete the purchase of the Identified Vessels, we may use the proceeds of this offering for general corporate purposes that you may not agree with

If we do not purchase some or all of the Identified Vessels, our management will have the discretion to apply the proceeds of this offering to acquire other vessels or for general corporate purposes that you may not agree with. Although we may use the proceeds of this offering for the acquisition of some of the Identified Vessels, we may not receive delivery of the last of these vessels until as late as mid-April 2005. As described in "Recent Developments" in this prospectus supplement, we have the option to cancel the acquisition of an Identified Vessel if we do not receive delivery as set forth in the MOA for that vessel. It is possible that one or more of the sellers could breach the contracts or otherwise be unable to deliver its vessel. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not purchase one or all of the Identified Vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels. During this period, the portion of the proceeds of this offering originally planned for the acquisition of these vessels will not be invested in newly-acquired vessels.

Loan agreements may prohibit or impose certain conditions on the payment of dividends

Five of our subsidiaries have entered into loan facilities which contain a number of financial covenants and general covenants that prohibit, among other things, a subsidiary from paying dividends without the consent of our lenders until the respective loan facility is paid in full. Three of our subsidiaries have entered into one loan facility, and the remaining two subsidiaries have entered into another. This prohibition on paying dividends means that these subsidiaries cannot pay dividends to us until the respective Loan facilities are paid in full, which in turn may affect our ability to make dividend payments to our shareholders. There can be no assurance that either our subsidiaries or the Company will make dividend payments to their respective shareholders even after all loan facilities are paid in full.

There is no guarantee of a continuing active and liquid public market for our common stock; and the price of our common stock may be volatile

     The price of our common stock prior to this offering has been and after this offering may be volatile, and may fluctuate due to factors such as:

     o    actual or anticipated fluctuations in quarterly and annual results;

     o    mergers and strategic alliances in the shipping industry;

     o    market conditions in the industry;

     o    changes in government regulation;

     o fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

     o shortfalls in our operating results from levels forecast by securities analysts;

     o    announcements concerning us or our competitors; and

     o    the general state of the securities market.

Future sales of our common stock may depress our stock price.

     The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

We may not be able to finance all of the vessels for which we have currently entered into MOAs

Although we received a commitment letter for a credit facility to finance a portion of the purchase of three of the Identified Vessels, we currently do not have sufficient financing arrangements in place to satisfy the balance of the purchase price for all of the Identified Vessels. We cannot assure you that we will be able to obtain additional financing for the balance of the purchase price for all of the Identified Vessels. If we cannot obtain funding for the balance due on an MOA for one of the Identified Vessels, we may not have sufficient funds to purchase the Identified Vessel, in which case the deposit for that vessel is subject to forfeiture.

We may not be exempt from U.S. taxation on our U.S. source shipping income, which would reduce our net income and cash flow by the amount of the applicable tax.

     Through taxable years ending December 31, 2004, we believe and take the position that we and our subsidiaries are exempt from tax under section 883 of the U.S. Internal Revenue Code, or the Code on the basis we are a public company, more than 50% of the value of whose stock is primarily and regularly traded on the American Stock Exchange and on the basis the final regulations interpreting Code section 883 in a manner contrary to our position do not become effective until January 1, 2005 for calendar year taxpayers such as ourselves. We can give no assurance, however, that we would prevail in our position if challenged. Furthermore, beginning the calendar year January 1, 2005, we believe we and our subsidiaries will no longer be able to qualify for exemption under Code section 883.

     If we were not eligible for exemption from tax under Code section 883, we would be subject to a four percent tax on our U.S. source shipping income, which is comprised of 50% of our shipping income attributable to the transport of cargoes to or from United States ports. Based on our calculations to date, we do not believe our potential tax liability would be material. However, we can give no assurance that the trading pattern of our ships will not change in the future and that as a result, our tax liability could become material and our net income and cash flow would be reduced by the amount of the applicable tax.

We may not be exempt from Liberian taxation which would materially reduce our net income and cash flow by the amount of the applicable tax.

     The Republic of Liberia enacted a new income tax law generally effective as of January 1, 2001, or the New Act, which repealed, in its entirety, the prior income tax law in effect since 1977 pursuant to which we and our Liberian subsidiaries, as non-resident domestic corporations, were wholly exempt from Liberian tax.

     The Liberian Minister of Finance has informally advised that subjecting non-resident domestic corporations to tax under the New Act was unintentional and we understand efforts are currently being made to amend the New Act, on a retroactive basis, to exclude non-resident domestic corporations, such as ourselves and our Liberian subsidiaries, from its scope and to reinstate the tax-exempt status for non-resident domestic corporations.

     Pending amendment of the New Act, however, we and our Liberian subsidiaries are potentially subject to tax from January 1, 2002, which is when the New Act applies to calendar year taxpayers such as ourselves, to date on our worldwide taxable income at a rate as high as 35% and if this tax were enforced by the Liberian authorities, our net income and cash flow would be materially reduced by the amount of the applicable tax.

     Issues related to Arthur Andersen LLP may impede our ability to access the capital markets.

     Incorporated by reference into the Prospectus is the audit report dated March 26, 2002, rendered by Arthur Andersen that was included in our Annual Report on Form 20-F for 2001 filed on July 1, 2002. We dismissed Arthur Andersen and retained Ernst & Young as our independent auditors for the fiscal year ended December 31, 2002. On August 31, 2002, Arthur Andersen ceased practicing before the SEC, and, as a result, we are unable to obtain their written consent to incorporate by reference or include Arthur Andersen's reports on our financial statements. If the SEC ceased accepting financial statements previously audited by Arthur Andersen without Arthur Andersen's written consent, we would be unable to access the public capital markets unless Ernst & Young, our current independent accountant, or another independent accountant, is able to re-audit the financial statements originally audited by Arthur Andersen. In addition, investors in any securities offered hereby and in any future offerings we make for which we use Arthur Andersen audit reports will not be entitled to recovery against Arthur Andersen under the Securities Act of 1933 for any material misstatements or omissions in those financial statements. Furthermore, Arthur Andersen will be unable to participate in the "due diligence" process that would customarily be performed by potential investors in our securities, which process includes having Arthur Andersen perform procedures to assure the continued accuracy of its report on our audited financial statements and to confirm its review of unaudited interim periods presented for comparative purposes. As a result, we may not be able to bring to the market successfully an offering of our securities. Consequently, our financing costs may increase or we may miss attractive market opportunities.

                                   MANAGEMENT

     Effective November 1, 2004, Christopher J. Georgakis was appointed President and Chief Executive Officer of the Company. Mr. Georgakis succeeded Mr. Gabriel Panayotides, who remains the Company's Chairman of the Board. Mr. Georgakis has two decades of shipping experience, with a concentration in dry bulk shipping, and joined Excel Maritime following 6 years with privately owned, London-based Sea Challenger Maritime Ltd., a subsidiary of Belmont Shipping Ltd. As part of his compensation package, Mr. Georgakis received an option to purchase 100,000 shares of Class A Common Stock after he has been employed with the Company for three full years. The exercise price for the shares of Class A Common stock under this option is the closing price of the Class A Common Stock on October 4, 2004, less a discount of 15%.

                           RELATED PARTY TRANSACTIONS

     The Company's management is conducted under a management agreement by and through Excel Management, an affiliate of the Company. Beginning December 1, 2003, the fee Excel Management is paid under that management agreement in respect of each vessel owned by the Company was increased from $13,000 to $15,000 per month, and the annual fee for general corporate and clerical management services was increased from $50,000 to $60,000.

                          SELECTED FINANCIAL STATEMENTS

                  EXCEL MARITIME CARRIERS LTD AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
      AT SEPTEMBER 30, 2004 (UNAUDITED) AND DECEMBER 31, 2003
        (Expressed in thousands of U.S. Dollars - except per share data)

                                                    September     December
                                                     30, 2004     31, 2003
                                                     --------     --------
                                                    Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                27,431     4,258
                                                   ------------  ----------
Accounts receivable:
  Trade                                                     260       678
  Other                                                     171       236
                                                   ------------  ----------
                                                            431       914
                                                   ------------  ----------
Inventories                                                 542       512
Prepayments and other                                       360       141
                                                   ------------  ----------
   Total Current Assets                                  28,764     5,825
                                                   ------------  ----------

FIXED ASSETS:
Vessels' cost                                            18,612    18,612
Accumulated depreciation                                 (3,752)   (3,017)
                                                   ------------  ----------
   Net book value                                        14,860    15,595
                                                   ------------  ----------
   Total fixed assets                                    14,860    15,595
                                                   ------------  ----------
OTHER NON CURRENT ASSETS:
Goodwill                                                    400       400
Deferred charges, net                                     1,666     1,649
Restricted cash                                             787       614
                                                   ------------  ----------
   Total Assets                                          46,477    24,083
                                                   ============  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long term debt                         2,140     2,300
                                                   ------------  -----------
Accounts payable
  Trade                                                   1,139       874
  Other                                                      54        60
                                                   ------------  -----------
                                                          1,193       934
                                                   ------------  -----------
Unearned revenue                                          1,730         -
Accrued liabilities                                         597       887
                                                   ------------  -----------
   Total Current Liabilities                              5,660     4,121
                                                   ------------  -----------

LONG-TERM DEBT, net of current portion                    4,265     5,870
                                                   ------------  -----------

STOCKHOLDERS' EQUITY:
Preferred Stock, $0,01 par value,
5,000,000 shares authorized, none issued                      -         -

Common Stock, $0,01 par value,
49,000,000 A Class shares and
1,000,000 B class shares authorized:
11,496,153 A Class shares and 114,946
B Class shares issued and outstanding
at September 30, 2004 and December 31, 2003
respectively.                                               116       116

Additional paid-in capital                               12,087    12,087
Retained earnings                                        24,538     2,078
                                                       --------  -----------
                                                         36,741    14,281
                                                       --------  -----------
Less: Treasury stock (78,650 A Class shares
and 588 B Class shares)
at September 30, 2004 and December 31, 2003                (189)     (189)
   Total stockholders' equity                            36,552    14,092
                                                       --------  -----------
   Total Liabilities & Stockholders' Equity              46,477    24,083
                                                       ========  ===========

                  EXCEL MARITIME CARRIERS LTD AND SUBSIDIARIES
                   CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
        (Expressed in thousands of U.S. Dollars - except per share data)

                                                      Nine Months ended
                                                  --------------------------
                                                        September 30,

                                                      2004          2003
                                                  -------------  -----------

                                                   Unaudited      Unaudited
REVENUES
Revenue from vessels                                     36,012      19,326
  Commissions                                            (2,034)     (1,057)
                                                  -------------    -----------
    Revenue from vessels, net                            33,978      18,269
Revenue from managing vessels                               502         395
                                                  -------------    -----------
    Revenue from Operations                              34,480      18,664
                                                  -------------    -----------

EXPENSES
  Voyage expenses                                         3,552       4,959
  Vessel operating expenses                               5,687       4,935
  Depreciation                                              736         745
  Amortization of drydocking  and special survey            543         439
  General and administrative expenses                     1,357       1,151
                                                  -------------    -----------
                                                         11,875      12,229
                                                  -------------    -----------
   Income from operations                                22,605       6,435
                                                  -------------    -----------

OTHER INCOME(EXPENSES):
Interest and finance costs                                 (208)       (357)
Interest income                                             103           6
Foreign currency losses                                     (15)        (37)
Other, net                                                  (25)       (115)
                                                  -------------    -----------
   Total other income (expenses), net                      (145)       (503)
                                                  -------------    -----------
Net Income                                               22,460       5,932
                                                  =============    ===========

Earnings per share, basic & diluted                        1.95        0.51
Weighted average number of shares                    11,531,861  11,532,725


                                            EXCEL MARITIME CARRIERS LTD AND SUBSIDIARIES
                                      CONSOLIDATED UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY
                             FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
                                  (Expressed in thousands of U.S. Dollars - except per share data)

                                                Capital Stock                  Retained      Acccumulated
                                           Class    Class         Additional  Earnings/       Other
                      Comprehensive          A        B            Paid-in   (Accumulated   Comprehensive    Treasury  Stockholders'
                         Income           Shares   Shares  Total   Capital    Deficit)      Income/(loss)     Stock      Equity
                         ------           ------   ------  -----  -------     --------      -------------     -----      ------
BALANCE,                                  115       1      116    12,087     (6,567)             -           (187)     5,449
December 31, 2002

Net income             5,932                -       -        -         -      5,932              -                     5,932
                      ------
Comprehensive
Income                 5,932                                                                                               -
                      ======             ------   ------- -----  -------    --------       ----------       -------   -------

BALANCE,                                  115       1      116    12,087       (635)             -          (187)     11,381
September 30, 2003
(Unaudited)
                                        =======   ======= ====== =======    ========       ==========       =======   =======

BALANCE,                                  115       1      116    12,087      2,078              -          (189)     14,092
December 31, 2003

Net income            22,460                -       -        -         -     22,460              -                    22,460

                      ------
Comprehensive         22,460                                                                                               -
Income
                      ======             ------   ------- -----  -------    --------       ----------       -------   -------

BALANCE,                                  115       1      116    12,087     24,538              -          (189)     36,552
September 30, 2004
(Unaudited)
                                        =======   ======= ====== =======    ========       ==========       =======   =======

                  EXCEL MARITIME CARRIERS LTD AND SUBSIDIARIES
                CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003
        (Expressed in thousands of U.S. Dollars - except per share data)

                                                     Nine months ended
                                                       September 30,
CASH FLOWS FROM OPERATING ACTIVITIES                 2004            2003
------------------------------------                 ----            ----
                                                 (Unaudited)      (Unaudited)

Net income for the period                              22,460         5,932
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation                                            735           745
  Amortization                                            572           468
  Interest expense, net                                    76           322
(Increase)Decrease in:
  Accounts receivable                                     483          (756)
  Inventories                                             (30)          (85)
  Prepaid expenses                                       (219)          (67)
Increase(Decrease) in:
  Accounts payable                                        259           691
  Accrued liabilities                                    (289)           (9)
  Unearned revenue                                      1,730           138
Payments for dry docking and special survey              (544)         (364)
Interest paid                                            (180)         (414)
                                                 -------------  ------------
Net cash from Operating Activities                     25,053         6,601
                                                 -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES

Increase in restricted cash                              (173)           (2)
Interest received                                         103             6
                                                 -------------  ------------
Net cash  (used in) from Investing Activities             (70)            4
                                                 -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES

Payment of long-term debt                              (1,765)       (5,345)
Financing costs                                           (45)           (2)
                                                 -------------  ------------
Net cash used in Financing Activities                  (1,810)       (5,347)
                                                 -------------  ------------

Net increase in cash and cash equivalents              23,173         1,258
Cash and cash equivalents at beginning of period        4,258         1,728
                                                 -------------  ------------
Cash and cash equivalents at end of period             27,431         2,986
                                                 =============  ============

                  EXCEL MARITIME CARRIERS LTD AND SUBSIDIARIES
          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
        (Expressed in thousands of U.S. Dollars - except per share data)

1.   BASIS OF PRESENTATION AND GENERAL INFORMATION:

     The accompanying unaudited consolidated financial statements include the accounts of Excel Maritime Carriers Ltd. (the "Company") and its wholly owned subsidiaries Maryville Maritime Inc., a Liberian Corporation acquired on March 31, 2001 and Point Holdings Ltd., a Liberian Corporation incorporated on February 17, 1998, owner of the following ship-owning companies (all registered in Cyprus):

(a)  Ship-owning companies with vessels in operation at September 30, 2004 :

                                                           Date of          Country of
Owning Company              Vessel's Name    DWT        Incorporation      Incorporation   Year built
--------------              -------------    ---        -------------      -------------   ----------
Becalm Shipping Co. Ltd.    Fighting Lady    146,313    July 7, 1998       Cyprus          1983
Tortola Shipping Co. Ltd.   Lucky Lady        27,422    July 7, 1998       Cyprus          1975
Storler Shipping Co. Ltd.   Petalis           35,982    August 10, 1998    Cyprus          1975
Madlex Shipping Co. Ltd.    Almar I          107,140    January 11, 1999   Cyprus          1979
Centel Shipping Co. Ltd     Lady              41,090    May 10, 2002       Cyprus          1985
                                             ----------
                                             357,947
                                             ==========

At September 30, 2004 all vessels in operation (bulk carriers) were flying the Cyprus flag.

(b) Maryville Maritime Inc.: On March 31, 2001 the Company acquired the shares of Maryville Maritime Inc., ("Maryville") a ship management company established under the laws of Liberia on August 9, 1983. The Company accounted for the acquisition under the purchase method of accounting. The consideration totaled $ 630, of which $ 230 was the value of the net assets. The $ 400 was goodwill arising on the acquisition and is reflected separately in the accompanying consolidated balance sheets.

     In addition, Maryville provides shipping services to non-Company vessels at a fixed monthly fee per vessel. Such fees for the nine months ended September 30, 2004 totaled $ 502 and are separately reflected in the accompanying consolidated statements of income. The fees charged by Maryville for the management of the Company's fleet (under a subcontract with Excel Management Ltd.), are eliminated for consolidation purposes, whereas its general and administrative expenses are disclosed separately in the accompanying consolidated unaudited statements of income.

     Gross revenues for the nine months ended September 30, 2004 include revenues deriving from charter agreements with significant charterers, as follows (in percentages of total gross revenues):

            Charterer
            ---------

            Transfield ER Cape LTD           17%
            Cosco Bulk of Tianjin PRC         9%
            Malissa SCTT                     14%

     The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and notes required by US generally accepted accounting principles for complete financial statements.

     In the opinion on the management, all adjustments (consisting of adjustments of a normal recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that might be expected for any interim period or the fiscal year ending December 31, 2004.

     The balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

2.   RECENT ISSUED ACCOUNTING PRONOUNCEMENTS:

     In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entries-An Interpretation of Accounting Research Bulletin ("ARB") No.51. This interpretation provides guidance on how to identify variable interest entities and how to determine whether or not those entities should be consolidated. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies in the first fiscal quarter on interim period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN 46 did not have an impact on the Company's results of operations or financial position.

3.   INVENTORIES:

     Inventories at September 30, 2004 and December 31, 2003 are analysed as follows:

                             September 30, 2004       December 31, 2003
                             ------------------       -----------------

      Bunkers                        384                      317
      Lubricants                     130                      169
      Consumable stores               28                       26
                                ----------                ---------
                                     542                      512
                                ==========                =========

4.   DEFERRED CHARGES:

     The unamortized amounts included in the accompanying consolidated balance sheets are analyzed as follows:

                                Dry-docking and
                                 Special Survey    Financing Costs     Total
                                 --------------    ---------------     -----

Balance,   December  31, 2003        1,575               74           1,649
-  Additions                           544               45             589
-  Amortization                       (543)             (29)           (572)
                                 --------------    ---------------    ------
Balance,  September  30, 2004        1,576               90           1,666
                                 ==============    ===============    ======

5.   EARNINGS PER COMMON SHARE

     The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the year or period. The Company had no stock options or dilutive securities during the periods ended September 30, 2004 and December 31, 2003.

    The components for the calculation of basic and diluted earnings per share are as follows:

                                             September       September
                                              30, 2004        30, 2003
                                              --------        --------
     Income (numerator):
     Income available to  common
         shareholders ...............           $ 22,460        $ 5,932
     Shares (denominator):
     Weighted average common
     shares outstanding - basic .....         11,531,861     11,532,725

     Weighted average common
     shares outstanding - diluted ...         11,531,861     11,532,725
     Basic earnings per common
     share ..........................
                                                  $ 1.95         $ 0.51
     Diluted earnings per common
     share ..........................             $ 1.95         $ 0.51

6.   SUBSEQUENT EVENTS:

     On October 22, 2004 a newly-established wholly-owned subsidiary, Liegh Jane Navigation S. A. of Liberia, entered into a Memorandum of Agreement for the purchase of the 37,687 dwt bulk carrier M/V Jedi Knight with the owner of that Vessel, an unaffiliated third party. The purchase price of M/V Jedi Knight, which will be renamed M/V Swift, is $ 11.85 million. 15% of purchase price, or $ 1.78 million, was paid on November 1, 2004.

     On November 4, 2004 a newly-established wholly-owned subsidiary, Pisces Shipholding Ltd of Liberia, entered into a Memorandum of Agreement for the purchase of the 39,697 dwt bulk carrier M/V Maria with the owner of that vessel, an unaffiliated third party. The purchase price of M/V Maria, which will be renamed M/V Goldmar, is $ 11.92 million. 10% of the purchase price, or $ 1.19 million, was paid on November 11, 2004.

     On November 24, 2004 a commitment letter was signed between three shipowning companies (acting jointly and severally), owning the vessels M/V Jedi Knight, M/V Maria and an identified vessel yet to be named, and a bank, for a new loan facility for an amount of the lower of $ 25 million or 70% of the market value of the vessels. The facility will be used to fund a portion of the purchase price of the vessels.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

     The following is a discussion of our financial condition and results of operations for the nine months ended September 30, 2004 and 2003.

General

     We are a provider of international seaborne transportation services, carrying various drybulk cargoes including amongst others, iron ore, coal, grain, bauxite, phosphate and fertilizers. As of September 30, 2004, our fleet consisted of five drybulk carriers, comprised of two Capesize bulk carriers and three Handysize bulk carriers, with a total cargo carrying capacity of 357,947 deadweight tons, or dwt.

     We actively manage the deployment of our fleet between the spot charter market (through voyage charters and trip time charters), which generally last from two to nine months and period time charters, which can last up to several years. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed upon total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and fuel costs. A spot market trip time charter and a period time charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs. Under both types of charters, we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. We are also responsible for each vessel's intermediate and special survey costs.

Voyage Revenues

     Our voyage revenues are driven primarily by the number of vessels in our fleet, the number of voyage days during which our vessels generate revenues and the amount of daily charter hire that our vessels earn under charters, which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in dry-dock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels, levels of supply and demand in the bulk carrier transportation market and other factors affecting spot market charter rates for bulk carriers.

     Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. Vessels operating in the spot charter market generate revenues that are less predictable but may enable us to capture increased profit margins during periods of improvements in drybulk rates although we are exposed to the risk of declining drybulk rates, which may have a materially adverse impact on our financial performance. If we fix vessels on period time charters, future spot market rates may be higher or lower than those rates at which we have period time chartered our vessels. We are constantly evaluating opportunities to increase the number of our drybulk carriers deployed on period time charters, but only expect to enter into additional period time charters if we can obtain contract terms that satisfy our criteria.

     A standard maritime industry performance measure used to evaluate performance is the daily time charter equivalent, or daily TCE. Daily TCE revenues are voyage revenues minus voyage expenses divided by the number of voyage days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions. We believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the deployment of drybulk carriers on time charter or on the spot market and presents a more accurate representation of the revenues generated by our drybulk carriers.

     o The average daily TCE rate increased 122.1 % from $10,394 for the nine months to September 2003, to $23,087 for the nine months to September 2004.

Vessel Operating Expenses

     Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Our vessel operating expenses, which generally represent fixed costs, have historically increased as our vessels get older. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.

Depreciation

     We depreciate our drybulk carriers on a straight-line basis over their estimated useful lives determined to be 28 years from the date of their initial delivery from the shipyard. Depreciation is based on cost less the estimated residual value. We capitalize the total costs associated with a dry-docking and amortize these costs on a straight-line basis over the period when the next dry-docking becomes due, which is typically 30 to 60 months. Regulations and/or incidents may change the estimated dates of next dry-dockings.

Nine months ended September 30, 2004 compared to the nine months ended September 30, 2003

VOYAGE REVENUES - Voyage revenues increased by $16.7 million, or 86.5 % to $36.0 million for 2004, compared to $19.3 million for 2003. This increase is due to an overall increase in drybulk rates.

VOYAGE EXPENSES AND COMMISSIONS - Voyage expenses, which primarily consist of port, canal and fuel costs that are unique to a particular voyage which would otherwise be paid by the charterer under a time charter contract, as well as commissions, decreased $0.4 million, or 6.7 %, to $5.6 million for 2004, compared to $6.0 million for 2003. This decrease is primarily due to the decrease in fuel costs as a result of our vessels being employed on more timecharters in 2004 compared to 2003 offset by an increase in commissions due to higher voyage revenues.

VESSEL OPERATING EXPENSES - Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, increased by $ 0.75 million, or 15.2 %, to $5.69 million for 2004 compared to $4.94 million for 2003. Daily vessel operating expenses per vessel increased by $ 536, or 14.8 %, to $4,151 for 2004 , compared to $3,615 for 2003.
This increase is primarily due to an increase in the cost of repairs and spares plus insurance costs due to an increase in rates charged by insurance companies throughout the shipping sector.

GENERAL AND ADMINISTRATIVE EXPENSES - General and administrative expenses, increased by $0.21 million, or 18.3 %, to $ 1.36 million for 2004 compared to $
1.15 million for 2003. The increase of $0.21 million reflects mainly the increased cost of conversion of US$ into Euro to cover Euro administrative expenses within Maryville Maritime Inc.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization, which includes depreciation of vessels as well as amortization of drydocking and special survey costs increased by $0.1 million, or 8 % to $1.3 million for 2004 compared to $1.2 million for 2003. This increase is primarily due to an increase in amortization of drydocking and special survey expenses due to the drydocking of M/V Almar I during January 2004.

INTEREST AND FINANCE COSTS, NET - Net interest expense decreased by $0.25 million, or 71 %, to $0.1 million for 2004 compared to $0.35 million for 2003. This decrease is primarily the result of a decrease in our long-term debt from $8.8 million in 2003 to $6.4 million in 2004 and lower interest rates. Moreover, this decrease is offset by increased interest earned from deposits of cash at banks from $ 6,180 in 2003 to $ 102,877 in 2004.

FOREIGN CURRENCY LOSSES - We incurred a $ 15,218 foreign currency loss for 2004 compared to a loss of $ 37,066 for 2003.

OTHER NET - We recognized a loss of $ 24,843 during 2004 compared to a loss of $ 114,933 during 2003. The reduction is due to gains related to the excess amounts we received in connection with claims for damages to our vessels compared to the actual cost associated with repairs.

NET INCOME - Net income was $22.5 million for 2004 compared to net income of $5.9 million for 2003.

Liquidity and capital resources

     Historically our principal source of funds has been equity provided by our shareholders, operating cash flows and long-term borrowings. Our principal use of funds has been capital expenditures to establish and grow our fleet, maintain the quality of our drybulk vessels, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends.

     Our practice has been to acquire drybulk vessels using a combination of funds received from equity investors and bank debt secured by mortgages on our drybulk vessels. Our business is capital intensive and its future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer drybulk vessels and the selective sale of older drybulk vessels. These acquisitions will be principally subject to management's expectation of future market conditions as well as our ability to acquire drybulk vessels on favorable terms.

Cash Flows

     Cash and cash equivalents increased to $27.4 million as of September 30, 2004, compared to $3.0 million as of September 30, 2003. Our working capital is current assets minus current liabilities, including the current portion of long-term debt. Our working capital surplus was $ 23.1 million as of September 30, 2004 due primarily to our net income results for the nine-months period ended September 30, 2004. The current portion of long-term debt included in our current liabilities was $2.1 million as of September 30, 2004 compared to $2.3 million as of December 31, 2003.

NET CASH FROM OPERATING ACTIVITIES - increased by $18.5 million to $25.1 million during 2004, compared to net cash from operating activities of $6.6 million during 2003. This increase is primarily attributable to net income of $22.5 million as a result of improved trading conditions in combination with the increase in voyage days to 1,333 in 2004 compared to 1,253 in 2003.

NET CASH USED IN INVESTING ACTIVITIES - was $70,000 during 2004, which is a result of an increase in restricted cash offset by an increase in interest received of $0.1 million compared to $4,000 during 2003.

NET CASH USED IN FINANCING ACTIVITIES - was $1.8 million during 2004, compared to net cash used in investing activities of $5.3 million during 2003. This is a direct result of a decrease in repayments of long-term debt from $5.3 million in 2003 to $1.8 million in 2004.

     As of September 30, 2004, we had two outstanding loans with a combined outstanding balance of $ 6.4 million. These loans have maturity dates within 2005.

Quantitative and Qualitative Disclosure of Market Risk

     Interest Rate Fluctuation. The international drybulk industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Out debt usually contains interest rates that fluctuate with LIBOR. Increasing interest rates could adversely impact future earnings.

     Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points would have decreased our net income and cash flows in the current year by approximately $ 53,350 based upon our debt level at September 30, 2004.

Subsequent Events

     On October 22, 2004 a new wholly-owned subsidiary, Liegh Jane Navigation S.
A. of Liberia, entered into a Memorandum of Agreement for the purchase of the 37,687 dwt bulk carrier M/V Jedi Knight with the owner of that Vessel, an unaffiliated third party. The purchase price of M/V Jedi Knight, which will be renamed M/V Swift, is $ 11.85 million. 15% of purchase price, or $ 1.78 million, was paid on November 1, 2004.

     On November 4, 2004 a new wholly-owned subsidiary, Pisces Shipholding Ltd of Liberia, entered into a Memorandum of Agreement for the purchase of the 39,697 dwt bulk carrier M/V Maria with the owner of that vessel, an unaffiliated third party. The purchase price of M/V Maria, which will be renamed M/V Goldmar, is $ 11.92 million. 10% of the purchase price, or $ 1.19 million, was paid on November 11, 2004.

          On November 24, 2004 a commitment letter was signed between three shipowning companies (acting jointly and severally), owning the vessels M/V Jedi Knight, M/V Maria and an identified vessel yet to be named, and a bank, for a new loan facility for an amount of the lower of $25 million and 70% of the market value of the vessels. The facility will be used to fund a portion of the purchase price of the vessels.

                              PLAN OF DISTRIBUTION

     Sales of shares of our Class A common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the AMEX, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The aggregate gross proceeds from At-The-Market Transactions will not exceed $32,110,000. A prospectus supplement setting forth the terms of any sales other than at the market offerings` will be provided to the extent required by applicable law. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. On December 3, 2004, the last reported sales price of our Class A common stock on the AMEX was $33.80 per share.

     The compensation to the sales agent for sales of common stock sold pursuant to the sales agreement will be 5.75% of the gross proceeds of the sales price per share of common stock sold with respect to sales made in privately negotiated transactions and 3% of the gross proceeds of the sales price per share of common stock sold with respect to At-The-Market sales.

          Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

                               TAX CONSIDERATIONS

     The following discussion is a summary of the material Liberian and United States federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities and investors whose functional currency is not the United States dollar, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with the offering. You should consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Liberian Tax Considerations

     The Company has recently become aware that the Republic of Liberia enacted a new income tax generally act effective as of January 1, 2001 ("New Act"). In contrast to the income tax law previously in effect since 1977 ("Prior Law"), which the New Act repealed in its entirety, the New Act does not distinguish between the taxation of non-resident Liberian corporations such as ourselves and our Liberian subsidiaries, who conduct no business in Liberia and were wholly exempted from tax under Prior Law, and the taxation of ordinary resident Liberian corporations.

     In a written response to an inquiry about the scope of the New Act and its application to non-resident Liberian corporations, the Liberian Ministry of Finance indicated that the New Act was not intended to apply to non-resident Liberian corporations and in support of such position, pointed to the fact that no effort had been made to collect any tax under the New Act from non-resident Liberian corporations.

     The Company understands that efforts are being made to amend the New Act to exempt non-resident Liberian corporations from its scope and to reinstate non-resident Liberian corporations to the tax-exempt status they enjoyed under Prior Law. Our understanding is that this would be done retroactive to the effective date of the New Act.

     Until formal legislative action to amend the New Act has been taken to rectify the tax status of non-resident Liberian corporations, however, we are unable to obtain any formal legal opinion that we and our Liberian subsidiaries are not subject to tax under the New Act. In the event we were so subject, we and our Liberian subsidiaries would be subject to tax on our worldwide taxable income commencing January 1, 2002, which is when the New Act applies to calendar year taxpayers such as ourselves, at a rate as high as 35%. In addition, our shareholders would be subject to Liberian withholding tax on dividends at rates ranging from 15 % to 20%.

United States Federal Income Tax Considerations

     In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders, as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. In addition, the discussion is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. We have not maintained, and do not intend to maintain, an office or other fixed place of business in the United States. Reference in the following discussion to "we" and "us" are to Excel Maritime Carriers, Ltd. and its subsidiaries on a consolidated basis.

     United States Federal Income Taxation of Our Company
     ----------------------------------------------------

          Taxation of Operating Income: In General
          ----------------------------------------

     Unless exempt from United States federal income taxation under Code section 883, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, or from the performance of services directly related to those uses, which we refer to as "shipping income", to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

     Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

          Section 883

     Under section 883 of the Code, a foreign corporation may be exempt from United States federal income taxation on its U.S.-source shipping income.

     Under section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income, if both

     (1) we are organized in a foreign country (our "country of organization) that grants an "equivalent exemption" to corporations organized in the United States, and

     (2)  either

          (A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test" or

          (B) our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

     Liberia, the jurisdiction where we and our ship-owning subsidiaries are incorporated, has been formally recognized by the Internal Revenue Service, or the IRS, as a foreign country that grants an "equivalent exemption" to United States corporations based on a Diplomatic Exchange of Notes entered into with the United States in 1988. It is not clear whether the IRS will still recognize Liberia as an "equivalent exemption" jurisdiction as a result of the New Act, which on its face does not grant the requisite equivalent exemption to United States corporations. If the IRS does not so recognize Liberia as an "equivalent exemption" jurisdiction, we and our subsidiaries will not qualify for exemption under Code section 883 and would not have so qualified for 2002 and subsequent years. Assuming, however, that the New Act does not nullify the effectiveness of the Diplomatic Exchange of Notes, the IRS will continue to recognize Liberia as an equivalent exemption jurisdiction and we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met. Because our Class A Shares are publicly traded, it may be difficult to establish that the 50% Ownership Test will be satisfied.

     Treasury regulations under Code section 883 were promulgated by the IRS, in final form in August 2003. These regulations apply to taxable years beginning after September 24, 2004. As a result, such regulations will be effective for calendar year taxpayers, like us, beginning with the calendar year 2005.

     These regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares that are traded during any taxable year on that market exceeds the number of shares traded during that year on any other established securities market. Upon completion of our offering, we anticipate that our Class A shares, but not our Class B shares, will be "primarily" traded on the American Stock Exchange.

     Under the regulations, our stock will be considered to be "regularly traded" on an established securities market if (i) one or more classes of our stock representing 50 percent or more of our outstanding shares, by voting power and value, is listed on the market and is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of our stock traded during the taxable year is at least 10% of the average number of shares of the stock outstanding during the taxable year. Our shares will not be "regularly traded" within the meaning of the regulations test because of the voting power held by our Class B shares. As a result, we will not satisfy the Publicly-Traded Test under the regulations.

     Under the regulations, if we do not satisfy the Publicly-Traded Test and therefore are subject to the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders in order to qualify for the Code section 883 exemption. We do not believe that we can satisfy these requirements.

     Since the final regulations only come into force and effect beginning with the calendar year 2005, however, we intend to take the position for 2004 and prior years that we satisfy the publicly traded requirements of the statute on the basis that more than 50% of the value of our stock, as represented by our Class A shares, are primarily and regularly traded on the American Stock Exchange and, therefore, we and our subsidiaries are entitled to exemption from U.S. federal income tax under section 883 in respect of our U.S.-source shipping income.

     Beginning with calendar year 2005, when the final regulations will be in effect, we will not satisfy the Publicly-Traded Test and we do not believe we will be able to satisfy the 50% Ownership Test. Therefore, we believe that we will not be able tot qualify for the section 883 exemption.

          Section 887

     Since we will not qualify for exemption under section 883 of the Code for taxable years beginning on or after January 1, 2005, our U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as discussed below, will be subject to a 4% tax imposed by section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income will be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income will never exceed 2% under the 4% gross basis tax regime.

          Effectively Connected Income

     To the extent our U.S. source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

     Our U.S. source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

     o We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

     o Substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

     We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

          United States Taxation of Gain on Sale of Vessels

     We will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

     United States Federal Income Taxation of U.S. Holders
     -----------------------------------------------------

     As used herein, the term "U.S. Holder" means a beneficial owner of common stock that:

     o is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

     o owns the common stock as a capital asset, generally, for investment purposes; and

     o owns common stock representing less than 10% of our outstanding voting power for United States federal income tax purposes.

     If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor.

          Distributions
          -------------

     Any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive income" ("passive category income" for taxable years beginning after December 31, 2006) or, in the case of certain types of U.S. Holders, "financial services income", (which will be treated as "general category income" for taxable years beginning after December 31, 2006) for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

     Dividends paid on our common stock to a non-corporate U.S. Holder (a "U.S. Non-Corporate Holder") should be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holders at preferential tax rates (through
2008) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the American Stock Exchange);
(2) we are not a passive foreign investment company, a foreign personal holding company or a foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year; and (3) the U.S. Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. The Company believes that it is currently not, and does not currently anticipate it will be, a passive foreign investment company, a foreign personal holding company or a foreign investment company for United States federal income tax purposes. Certain limitations may also apply to any "extraordinary dividends" paid by us. Therefore, there is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Non-Corporate Holder. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder.

          Sale, Exchange or other Disposition of Common Stock
          ---------------------------------------------------

     A U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's adjusted tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

          United States Federal Income Taxation of "Non-U.S. Holders"
          -----------------------------------------------------------

     A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

          Dividends on Common Stock
          -------------------------

     Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

          Sale, Exchange or Other Disposition of Common Stock
          ---------------------------------------------------

     Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

     o the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

     o the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

     If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

          Backup Withholding and Information Reporting
          --------------------------------------------

     In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements and backup withholding tax if you are a non-corporate U.S. Holder and you:

     o    fail to provide an accurate taxpayer identification number;

     o are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

     o in certain circumstances, fail to comply with applicable certification requirements.

     Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

     If you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

     Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

                                    EXPENSES

     The following are the estimated expenses of the issuance and distribution of the Class A common stock to which this prospectus supplement relates, all of which will be paid by us.

                  SEC registration fee                $  25,340
                  Blue sky fees and expenses          $  10,000
                  Printing and engraving expenses     $  10,000
                  Legal fees and expenses             $ 250,000
                  AMEX Supplemental Listing Fee       $  44,000
                  Accounting fees and expenses        $  55,000
                  Miscellaneous                       $   5,000

                  Total                               $ 399,340
                                                      =========

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information we file later with the SEC will automatically update this prospectus supplement. In all cases, you should rely on the later information over different information contained in this prospectus supplement. We incorporate by reference the documents listed below, all subsequent annual reports on Form 20-F that we file with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 if such filings state that they are incorporated by reference in the prospectus or this prospectus supplement.

     o Current Reports on Form 6-K filed with the SEC on December 2, 2004, as amended and December 7, 2004.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at:

                          Excel Maritime Carriers Ltd.
                             67 Akti Miaouli Street
                                  18537 Piraeus
                                     Greece

02545.0001 #531870

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is permitted.
--------------------------------------------------------------------------------

                Subject to completion - - dated November 5, 2004

                                  $200,000,000

                          Excel Maritime Carriers Ltd.

               Through this prospectus, we may periodically offer:

                       (1)  our common shares

                       (2)  our preferred shares and

                       (3) our debt securities, which may be guaranteed by one or more of our subsidiaries.

     The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

     The aggregate offering price of all securities issued under this prospectus may not exceed $200,000,000.

     Our Class A common shares are currently listed on the American Stock Exchange under the symbol "EXM".

     The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

     An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November 5, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PERMITTED.

TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................14
FORWARD LOOKING STATEMENTS....................................................14
CAPITALIZATION................................................................16
PLAN OF DISTRIBUTION..........................................................16
ENFORCEMENT OF CIVIL LIABILITIES..............................................17
DESCRIPTION OF CAPITAL STOCK..................................................18
DESCRIPTION OF DEBT SECURITIES................................................19
EXPENSES......................................................................29
LEGAL MATTERS.................................................................29
EXPERTS.......................................................................29
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................30

In this prospectus, "we", "us", "our" and the "Company" all refer to Excel Maritime Carriers Ltd. and its subsidiaries.

     Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorprated by reference is prepared in accordance with accounting principles generally accepted in the United States.

     This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares and debt securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

     This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

     This section summarizes some of the information that is contained later or in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later or is contained the documents that we incorporate by reference.

     We use the term deadweight, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

     Gross revenues from vessel operations consist primarily of (i) charter hire earned under time charter contracts, where charterers pay a fixed daily charter hire amount or (ii) charter hire earned under voyage charter contracts, where charterers pay a fixed amount per ton of cargo carried. Gross revenues from vessel operations are also affected by the balance of vessels employed under voyage charters and time charters, since daily voyage charter hire rates typically are higher than the equivalent daily time charter hire rates, because in the case of voyage charters the vessel owner, and not the charterer, pays for voyage expenses, which include port expenses, canal dues and fuel (bunker)
costs. Accordingly, year-to-year comparisons of gross revenues are not necessarily indicative of a fleet's performance. To more accurately compare voyage charter hire rates to time charter hire rates, shipping industry participants refer to time charter equivalents, or TCEs, which are gross revenue per day under a voyage charter, less the related commissions and voyage costs payable by the vessel owner.

Our Company

     We currently own and operate a fleet of 5 dry bulk carriers, consisting of Capesize, Handymax and Handysize vessels, representing a carrying capacity of approximately 358,000 dwt. We refer to these 5 vessels as our initial fleet. Our Handymax and Handysize vessels carry steel products, fertilizers and other dry bulk cargoes.

Our business strategy is to expand our fleet to make our dry bulk carrier business more cost efficient and more attractive to our customers. In accordance with this strategy, we intend to purchase additional vessels in the open market as market conditions warrant.

     We are focused on building and maintaining enduring  relationships with our
customers  and  other  participants  in  the  international   shipping  industry
including brokers, suppliers, classification societies, insurers and others.

     We believe that we have established a reputation in the dry bulk shipping industry for operating and maintaining our fleet with high standards of performance, reliability and safety. Currently, our most significant customers, and the percentage of our gross revenues we derived from them in 2003 include:

          --------------------------------------
          Charterer                         2003

          --------------------------------------

          Malissa SCTT                      25%
          Swissmarine-Geneva                11%
          Oldendorff  Carriers GMBH & Co.   11%
          KG
          Noble Shipping, Inc.              10%
          ======================================

     Our current fleet deployment strategy is to operate in the spot market and short-term time charter which provides better opportunities for increased earnings in strong charter markets as opposed to longer term charters. From time to time, our management will change our fleet deployment strategy between operating in the spot market and in the time charter market according to the then prevailing and expected dry bulk shipping charter market conditions.

Competitive Strengths

     We believe that we possess a number of competitive strengths in our industry:

o Experienced Management Team. Our management team has significant experience in operating dry bulk carriers and expertise in all aspects of commercial, technical, operational and financial areas of our business, promoting a focused marketing effort, tight quality and cost controls, and effective operations and safety monitoring.

o Strong Customer Relationships. We have strong relationships with our customers and charterers that we believe are the result of the quality of our fleet and our reputation for dependability. The Company, through Maryville Maritime Inc. ("Maryville"), our management subsidiary, has many long-established customer relationships, and management believes it is well regarded within the international shipping community. During the past 15 years, vessels managed by Maryville have been repeatedly chartered by subsidiaries of major dry bulk operators. In 2003, we derived approximately 57% of our gross revenues from four charterers.

o Cost Efficient Operations. We historically operated our fleet at competitive costs by carefully selecting second hand vessels, competitively commissioning and actively supervising cost efficient shipyards to perform repair, reconditioning and systems upgrading work, together with a proactive preventive maintenance program both ashore and at sea, and employing professional, well trained masters, officers and crews. We believe that this combination has allowed us to minimize off-hire periods, effectively manage insurance costs and control overall operating expenses.

Corporate Structure

     We own each of our vessels through separate wholly-owned subsidiaries incorporated in Liberia. The operations of our vessels are managed by Excel Management Ltd., an affiliated Liberian corporation formed on January 13, 1998, which provides us with a wide range of shipping services at a fixed monthly fee per vessel. These services include technical management, such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining and drydocking of vessels, commercial management regarding identifying suitable vessel charter opportunities and certain accounting services. With the exception of the accounting services, Excel Management, Ltd. subcontracts all of these services to Maryville, our wholly-owned subsidiary.

     The names of our wholly-owned subsidiaries that own vessels and the vessel each owns are as follows:

          ------------------------------------------
          Centel Shipping Co. Ltd.    Lady
          ------------------------------------------
          Maldex Shipping Co. Ltd.    Almar
          ------------------------------------------
          Becalm Shipping Co. Ltd.    Fighting Lady
          ------------------------------------------
          Tortola Shipping Co. Ltd.   Lucky Lady
          ------------------------------------------
          Storler Shipping Co. Ltd.   Petalis
          ------------------------------------------

     On October 22, 2004, one of our wholly-owned subsidiaries, Liegh Jane Navigation S.A., entered into a Memorandum of Agreement, or MOA, for the purchase of the 37,687 dwt bulk carrier MV Jedi Knight with the owner of that vessel, an unaffiliated third party. The vessel was built in 1984 in Japan. The purchase price for MV Jedi Knight (which will be renamed MV Swift after the purchase is complete) is $11,850,000 (plus payment for all fuel oils and lubricants remaining on board at the time of delivery). On November 1, 2004 we paid 15% of the purchase price, or $1,777,500, as a down payment. The balance of the amounts due the seller under the MOA are payable at delivery. The MOA provides that the vessel will be delivered, at the seller's option, between December 1, 2004 and January 31, 2005. The MOA is not subject to our inspection of the vessel, which we completed in October 2004. Under the MOA we have the option to cancel the purchase of the vessel before delivery if the seller informs us prior to January 31, 2005 that the vessel will not be delivered by that date. If we provide a notice of cancellation to the seller, the seller has a short grace period to complete delivery before the purchase is cancelled. In the event the seller does not deliver the vessel after we give notice of cancellation, the entire down payment plus accrued interest will be returned to us, and the seller is required to compensate us for any loss and expenses incurred by us under certain circumstances.

     Excel Maritime Carriers Ltd. was incorporated under the laws of The Republic of Liberia on November 2, 1988. We maintain our principal executive offices at 67 Akti Miaouli Street, 185 37, Piraeus, Greece. Our telephone number at that address is (011) (30) (210) 45 98 692.

The Securities We May Offer

     We may use this prospectus to offer up to $200,000,000 of:

     o    common shares,

     o    preferred shares and

     o debt securities, which may be guaranteed by one or more of our subsidiaries.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

                                  RISK FACTORS

     The following risk factors and other information included in this prospectus should be carefully considered before making an investment decision. You should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered thereby. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows could be materially adversely affected and the trading price of our securities could decline.

INDUSTRY SPECIFIC RISK FACTORS

The cyclical nature of the shipping industry may lead to volatile changes in freight rates and vessel values which may adversely affect our profitability

     We are an independent shipping company that operates in the dry bulk shipping markets. One of the factors that impacts our profitability is the freight rates we are able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new building deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e. laid-up, dry-docked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo.

     In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, second hand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we cannot predict the nature, timing and degree of changes in industry conditions.

Due  to  the  fact  that  the  market   value  of  our  vessels  may   fluctuate
significantly, we may incur losses when we sell vessels which may adversely affect our earnings

     The market value of our vessels can fluctuate significantly. The market value of our vessels may increase and decrease depending on the following factors:

     o    general  economic  and  market   conditions   affecting  the  shipping
          industry;

     o    supply of dry bulk vessels;

     o    demand for dry bulk vessels;

     o    competition from other shipping companies;

     o    types and sizes of vessels;

     o    other modes of transportation;

     o    cost of newbuildings;

     o    prevailing level of charter rates; and

     o    technological advances.

     Any determination that a vessel's future limited useful life and earnings requires an impairment of its value on our financial statements could result in a charge against our earnings and the reduction of our shareholder's equity. If for any reason we sell our vessels at a time when prices have fallen, the sale may be less than the vessel's carrying amount on our financial statements, and we would incur a loss and a reduction in earnings.

If we violate environmental laws or regulations, the resulting liability may adversely affect our earnings and financial condition

     Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

     The operation of our vessels is affected by the requirements set forth in the IMO's International Management Code for the Safe Operation of Ships and Pollution Prevention (the "ISM Code"). The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of our applicable vessels is ISM code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

     The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

     Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended (the "CLC"), and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defences. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are currently approximately $4.0 million plus approximately $566.0 per gross registered ton above 5,000 gross tons with an approximate maximum of $80.5 million per vessel, with the exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the CLC where the spill is caused by the owner's actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

     We currently maintain for each of our vessels pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, it would severely hurt us.

Inspection by classification society

     The hull and machinery of every commercial vessel must be classed by a classification society authorised by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. The Company's vessels are currently enrolled with Bureau Veritas ("BV") and the American Bureau of Shipping ("ABS"). BV has awarded ISM certification to Maryville and the Company's vessels.

     A vessel must  undergo  Annual  Surveys,  Intermediate  Surveys and Special
Surveys.  In  lieu  of a  Special  Survey,  a  vessel's  machinery  may  be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel. Generally, we will make a decision to scrap a vessel or continue operations at the time of a vessel's fifth Special Survey.

World events outside our control may negatively affect our operations and financial condition

     Terrorist attacks such as the attacks on the United States on September 11, 2001 and the United States' continuing response to these attacks, as well as the threat of future terrorist attacks, continues to cause uncertainty in the world financial markets may affect our business, results of operations and financial condition. The recent conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.

     Terrorist attacks, such as the attack on the m.t. Limburg in October 2002, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue, and costs.

COMPANY SPECIFIC RISK FACTORS

We are dependent on spot voyages in the volatile shipping markets

     We currently charter our vessels on a spot charter and short-term time charter basis. A time charter is a charter with a term of less than six months. Although dependence on spot charters is not unusual in the shipping industry, the spot charter and time charter markets are highly competitive and rates within those markets may fluctuate significantly based upon available charters and the supply of and demand for sea borne shipping capacity. While our focus on the spot charter market may enable us to benefit if industry conditions strengthen, we must consistently procure spot charter business. Conversely, such dependence makes us vulnerable to declining market rates for spot charters.

     Moreover, to the extent our vessels are employed in the spot market our operating costs will be more significantly impacted by increases in the cost of bunkers (fuel). Unlike time charters in which the charterer bears all of the bunker costs, in spot market voyages we bear the bunker charges. As a result, increases in bunker charges in any given period could have a material adverse effect on our cash flow and results of operations for the period in which the increase occurs.

     There can be no assurance that we will be successful in keeping all our vessels fully employed in these short-term markets or that future spot and short-term charter rates will be sufficient to enable our vessels to be operated profitably.

We face strong competition

     We obtain charters for our vessels in highly competitive markets in which our market share is insufficient to enforce any degree of pricing discipline. Although we believe that no single competitor has a dominant position in the markets in which we compete, certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us.

     Therefore, there can be no assurance that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Risks associated with the purchase and operation of second hand vessels may affect our results of operations

     We acquired all of our vessels second hand, and we estimate their useful lives to be 28 years, depending on various market factors and management's ability to comply with government and industry regulatory requirements. Part of our business strategy includes the continued acquisition of second hand vessels when we find attractive opportunities.

     In general, expenditures necessary for maintaining a vessel in good operating condition increase as a vessel ages. Second hand vessels may also develop unexpected mechanical and operational problems despite adherence to regular survey schedules and proper maintenance. Cargo insurance rates also tend to increase with a vessel's age, and older vessels tend to be less fuel-efficient than newer vessels. While the difference in fuel consumption is factored into the freight rates that our older vessels earn, if the cost of bunker fuels were to increase significantly, it could disproportionately affect our vessels and significantly lower our profits. In addition, changes in governmental regulations, safety or other equipment standards may require

o    expenditures for alterations to existing equipment;

o    the addition of new equipment; or

o    restrictions on the type of cargo a vessel may transport.

     Future market conditions may not justify such expenditures or enable us to operate our vessels profitably during the remainder of their economic lives.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels

     When the market value of a vessel declines, it reduces our ability to refinance the outstanding debt or obtain future financing. Also, declining vessel values could cause us to breach of some of the covenants under our financing agreements. In such an event, if we are unable to pledge additional collateral, or obtain waivers from the lenders, the lenders could accelerate the debt and in general foreclose on our vessels. In general, if we are unable to service our debt, it may have vessels repossessed by its lenders.

Servicing our debt limits funds available for other purposes and if we cannot service our debt, we may lose our vessels

     We must dedicate a large part of our cash flow from operations to paying principal and interest on our indebtedness. These payments limit the funds that are available to us for working capital, capital expenditures and other purposes and if we cannot service our debt, we may lose our vessels.

Our loan agreements contain restrictive covenants which may limit our liquidity and corporate activities and prevent proper service of debt, which could result in the loss of our vessels

     Our loan agreements impose significant operating and financial restrictions on us. These restrictions may limit our ability to:

     o    incur additional indebtedness;

     o    create liens on our assets;

     o    sell capital stock of our subsidiaries;

     o    make investments;

     o    engage in mergers or acquisitions;

     o    pay dividends and make capital expenditures;

     o change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

     o    sell our vessels.

     Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders' permission when needed. This may prevent us from taking actions that are in our best interest.

We depend upon a few significant customers for a large part of our revenues. The loss of one or more of these customers could adversely affect our financial performance

     We have historically derived a significant part of our revenue from a small number of charterers. During 2002, we derived approximately 36% of our gross revenues from three charterers, and during 2003, we derived approximately 57% of our gross revenues from four charterers.

Our ability to successfully implement our business plans depends on our ability to obtain additional financing, which may affect the value of your investment in the company

     We will require substantial additional capital to fund the acquisition of additional vessels and to implement our business plans. We cannot be certain that sufficient financing will be available on terms that are acceptable to us or at all. If we cannot raise the capital we need in a timely manner and on acceptable terms, we may not be able to acquire the vessels necessary to implement our business plans and consequently you may lose some or all of your investment in the company.

     While we expect that a significant portion of the capital resources needed to acquire vessels will be through long term debt financing, we may raise additional funds through additional equity offerings. New equity investors may dilute the percentage of the ownership interest of existing shareholders in the company. Sales or the possibility of sales of substantial amounts of shares of our common stock in the public markets could adversely affect the market price of our common stock.

We may not effectively manage our growth

     The success of implementing our business plans will require us to effectively manage the anticipated the growth of our company. We may not be able to continue to manage effectively the expansion of our operations. Our ability to expand involves a number of risks and uncertainties, including our ability to obtain the required capital resources to acquire our vessels and continue to develop our management team. The failure to grow our company effectively could materially and adversely affect our operating results.

Purchasing and operating secondhand vessels may result in increased operating costs which could adversely affect our earnings

     Acquisitions  of second  hand  vessels  have  several  risks.  In  general, expenditures necessary for maintaining a vessel in good operating condition increase as a vessel ages. Second hand vessels may also develop unexpected mechanical and operational problems despite adherence to regular survey schedules and proper maintenance. Cargo insurance rates also tend to increase with a vessel's age, and older vessels tend to be less fuel-efficient than younger vessels. Depending on various market factors and management's ability to comply with government and industry regulatory requirements, the remaining useful life of second hand vessels may be significantly shorter than presently anticipated.

Risk of loss and insurance may affect our results

     Adverse weather conditions, mechanical failures, human error, war, terrorism, piracy and other circumstances and events create an inherent risk of catastrophic marine disasters and property loss in the operation of any ocean-going vessel. In addition, business interruptions due to political circumstances in foreign countries, hostilities, labour strikes, and boycotts may occur. Any such event may adversely affect our operations and result in loss of revenues or increased costs.

     We carry insurance to protect against most of the accident-related risks involved in the conduct of our business and we maintain environmental damage and pollution insurance coverage. We maintain hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, and protection and indemnity insurance with mutual assurance associations. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time. There are no assurances that all covered risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. More stringent environmental regulations in the past have resulted in increased costs for insurance against the risk of environmental damage or pollution. In the future, we may be unable to procure adequate insurance coverage to protect us against environmental damage or pollution.

     Our business is affected by a number of risks, including mechanical failure of our vessels, collisions, property loss to the vessels, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, by imposing potentially unlimited liability upon owners, operators and bareboat charterers for certain oil pollution accidents in the U.S., has made liability insurance more expensive for ship owners and operators and has also caused insurers to consider reducing available liability coverage.

     We do not carry insurance covering the loss of revenue resulting from vessel off-hire time. We believe that our insurance coverage is adequate to protect it against most accident-related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage. Currently, the available amount of coverage for pollution is $1.0 billion for dry bulk carriers per vessel per incident. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates.

Existing shareholders can exert considerable control over us, which may limit your ability to influence our actions

     Our Class B common shares have 1,000 votes per share and our Class A common shares, which are the common shares that will be sold through this prospectus, have one vote per share. Existing shareholders, including our executive officers and directors, together own 100% of our outstanding Class B common shares, representing approximately 91% of the voting power of our outstanding capital stock.

     Because of the dual class structure of our common shares, the holders of Class B common shares have the ability to control and will be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of our outstanding common shares. While the existing shareholders have no agreement, arrangement or understanding relating to the voting of their shares of common stock, they will have the power to exert considerable influence over our actions.

     Argon S.A. owns approximately 42% of our outstanding Class A common shares and none of our outstanding Class B common shares, together representing approximately 3.8% of the voting power of our outstanding capital stock. Argon S.A. is holding the shares pursuant to a trust in favor of Starling Trading Co, a corporation, whose sole shareholder is Ms. Ismini Panayotides, the daughter of our Chairman, Mr. Panayotides. Ms. Panayotides has no power of voting or disposition of these shares, and she has disclaimed beneficial ownership of these shares.

Maritime claimants could arrest our vessels, which could interrupt our cash flow

     Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to make significant payments to have the arrest lifted.

     In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our ships.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings

     A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes her owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels would negatively impact our revenues.

Our operations outside the United States expose us to global risks that may interfere with the operation of our vessels

     We are an international company and primarily conduct our operations outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect us. In the past, political conflicts resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the VLCC Limburg was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations and performance.

We may have to pay tax on United States source income, which would reduce our earnings

     Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income will be subject to a 4% United States federal income tax , unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by some non-United States corporations. We expect that we and each of our subsidiaries qualify for this statutory tax exemption and we will take this position for United States tax return reporting purposes. However, there are several risks that could cause us to become taxed on our United States source shipping income. Our largest shareholder has holdings of approximately 42% of our outstanding shares. There is a risk that we could no longer qualify under the statutory tax exemption if this shareholder or other shareholders with a five percent or greater interest were to combine to own 50% or more of our outstanding common shares. In addition, due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

     If we or our subsidiaries are not entitled to this statutory tax exemption for any taxable year, we or our subsidiaries would be subject for any such year to a 4% United States federal income tax on our United States source shipping income. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

Because we generate all of our revenues in U.S. dollars but incur a significant portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations

     We generate all of our revenues in U.S. dollars but incur approximately 30% of our vessel operating expenses in currencies other than U.S. dollars. This variation in operating revenues and expenses could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the other currencies, in particular the Japanese yen, the Euro, the Singapore dollar and the British pound sterling. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our revenues. We do not hedge these risks. Our operations could suffer as a result.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have

     We are a Liberian corporation. Our articles of incorporation and bylaws and the Business Corporation Act of Liberia 1976 govern our affairs. While the Liberian Business Corporation Act resembles provisions of the corporation laws of a number of states in the United States, Liberian law does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. However, while the Liberian courts generally follow U.S. court precedent, there have been few judicial cases in Liberia interpreting the Liberian Business Corporation Act. Investors may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law.

Because most of our employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings

     We employ approximately 131 seafarers and 24 land-based employees in our Athens office. The employees in Athens are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Our vessels may suffer damage and we may face unexpected drydocking costs which could affect our cash flow and financial condition

     If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. This would decrease earnings.

                                 USE OF PROCEEDS

     Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

                           FORWARD LOOKING STATEMENTS

     Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "will," "may," "should," "expect" and similar expressions identify forward-looking statements.

     The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

     In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the dry bulk vessel market, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of dry bulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Securities and Exchange Commission and the New York Stock Exchange. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

     The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years.

                                                     FISCAL YEAR(1)
                                          -------------------------------------
                                                 Year Ended December 31,
                                          -------------------------------------
                             Nine months
                                ended
                              September
                               30, 2004   2003     2002    2001    2000    1999
                               --------   ----     ----    ----    ----    ----
Ratio of earnings to fixed
charges                         109.16x   20.9x    2.6x    0.9x    3.1x    4.9x

Ratio of earnings to combined
fixed charges and preferred
stock dividends(1)              109.16x   20.9x    2.6x    0.9x    3.1x    4.9x

Dollar Amount (in thousands)
of Deficiency in Earnings to

Fixed Charges                    N/A       N/A     N/A     $195     N/A     N/A

----------
(1)  We have not issued any preferred stock as of the date of this prospectus.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income before equity income plus interest expensed and amortization of capitalized expenses relating to indebtedness and distributed income of equity investees. Fixed charges consist of interest expensed and amortization of capitalized expenses relating to indebtedness.

                                 CAPITALIZATION

                                                        As of September 30, 2004
                                                               (unaudited)
                                                                 Actual
                                                         (Dollars in thousands)

Debt:
  Current portion of long-term debt                                $2,140

  Total long-term debt, net of current portion                      4,265

     Total debt                                                     6,405

Shareholder's equity:
  Preferred shares, $0.01 par value;
  5,000,000 shares authorized, none issued 0

  Common shares, $0.01 par value;
  Class A:
  49,000,000 shares authorized,
  11,496,153 issued                                                   115
  Class B:
  1,000,000 shares authorized,
  114,946 issued                                                        1

  Additional paid-in capital                                       12,087
  [Less Treasury Stock]                                              (187)

  Warrants and options                                                  0

  Accumulated other comprehensive
  income (loss)                                                         0

  Retained earnings                                                24,538
                                                                  -------

     Total Shareholder's equity                                    36,554
                                                                  -------

     Total Capitalization                                         $42,959
                                                                  =======

                              PLAN OF DISTRIBUTION

     We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In addition, we may sell some or all of the securities included in this Registration Statement through:

          o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     We may enter into hedging transactions with respect to our securities. For example, we may:

          o enter into transactions involving short sales of the common shares by broker-dealers;

          o sell common shares short themselves and deliver the shares to close out short positions;

          o enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

          o loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

     At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time include Cantor Fitzgerald & Co. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the American Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

     We will bear costs relating to all of the securities being registered under this Registration Statement.

     Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are a Liberian company, and our executive offices and administrative activities and assets, as well as those of certain of the experts named in this prospectus, are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or those persons or to enforce both in the United States and outside the United States judgments against us or those persons obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, our directors and officers are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on those persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our legal counsel, Seward & Kissel LLP, that there is uncertainty as to whether the courts of Liberia would (i) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Liberian courts against us or such persons predicated upon the federal securities laws of the United States.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

     Under our articles of incorporation, our authorized capital stock consists of 50,000,000 common shares, par value $0.01 per share, of which 11,611,099 are issued and outstanding in the aggregate in two separate classes, Class A and Class B, consisting of 11,496,153 and 114,946 outstanding shares, respectively, and 5,000,000 preferred shares, par value $0.01 per share, of which none are issued and outstanding. All of our shares are in registered form. The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Amended and Restated Articles of Incorporation and By-Laws, copies of which we have filed as exhibits to the registration statement of which this prospectus is part, the certificate of designations which we will file with the Securities and Exchange Commission at the time of any offering of our preferred stock, and information contained our filings with the Commission to the extent these filings are incorporated by reference herein as set forth in "Where You Can Find Additional Information--Information Incorporated By Reference".

Share History

     In October 1997, certain of our shareholders purchased approximately 65% of the common shares of B+H Maritime Carriers Ltd., a Liberian Corporation formed in November 1988 that had disposed of its assets and ceased operations. The Company changed its name to Excel Maritime Carriers Ltd. on April 28, 1998. The Company effected a 1-for-20 reverse stock split on May 8, 1998, resulting in 221,806 common shares outstanding. Thereafter, the Company's common shares were approved for listing and commenced trading on the American Stock Exchange under the symbol "EXM". On May 22, 1998, the Company issued 6,350,000 common shares resulting in 6,571,806 common shares outstanding.

     On August 31, 1999, the shareholders of the Company approved amendments to the Company's Articles of Incorporation increasing the aggregate number of shares which the Company may issue to an aggregate of 55,000,000 shares as follows: 5,000,000 shares of Preferred Stock (par value $0.01 per share), 49,000,000 Class A common shares (par value $0.01 per share), and 1,000,000 Class B common shares (par value $0.01 per share).

     During September and October 1999, the Company issued a total of 4,924,347 Class A common shares as consideration for the acquisition of the shares of four holding companies that each owned one vessel. On December 27, 1999, the Company issued to its existing shareholders a share dividend of one Class B common share for every 100 Class A common shares held by the existing shareholders. Class B common shares entitle the shareholder to 1,000 votes per share and do not have an active trading market. The Class B common shares are not listed on any exchange or quotation system.

     On March 21, 2002, the Company paid a one time cash dividend of $2.15 per share. During that year, the Company sold 51,028 of its treasury shares. From the sale of shares the Company realized a gain of $1,000. During 2003, the Company acquired 1,300 of its Class A common shares and 14 of its Class B common shares for an average price of $1.15.

     The Company has not granted any options or warrants to acquire any of its capital stock.

Common Shares

     We have both Class A common shares and Class B common shares. As of the date of this prospectus, we have 11,611,099 common shares outstanding in the aggregate, in two separate classes, Class A (11,496,153 shares) and Class B (114,946 shares). The holders of the Class A shares are entitled to one vote per share on each matter requiring the approval of the holders of common shares of the Company, whether pursuant to our Articles of Incorporation, our Bylaws, the Liberian Business Corporation Act or otherwise. The holders of Class B shares are entitled to one thousand votes per Class B share. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any or our securities. All outstanding common shares are fully paid and nonassessable. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

     Our Class A common shares are listed on the American Stock Exchange under the symbol "EXM."

Preferred Shares

     The board of directors has the authority to issue 5,000,000 preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series, without any further vote or action by the shareholders. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares. The material terms of any series of preferred shares that we offer though a prospectus supplement will be described in that prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as "subsequent filings". The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

     Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

     Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

     You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

          o    the  designation,   aggregate  principal  amount  and  authorized
               denominations;

          o the issue price, expressed as a percentage of the aggregate principal amount;

          o    the maturity date;

          o    the interest rate per annum, if any;

          o if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

          o any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

          o the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

          o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

          o if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

          o    any events of default not set forth in this prospectus;

          o the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

          o if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

          o whether interest will be payable in cash or additional securities at our or the holders' option and the terms and conditions upon which the election may be made;

          o if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

          o if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

          o any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

          o whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

          o    any terms with respect to subordination;

          o    any listing on any securities exchange or quotation system;

          o    additional   provisions,   if  any,  related  to  defeasance  and
               discharge of the offered debt securities; and

          o    the applicability of any guarantees.

     Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

     Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

     Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

     We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

     We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

     We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

     In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

     If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

     Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

     Senior debt means:

     o the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

     o    all capitalized lease obligations;

     o    all hedging obligations;

     o    all obligations  representing the deferred purchase price of property;
          and

     o all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

     o    but senior debt does not include:

     o    subordinated debt securities; and

     o any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

     Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

               o the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

               o the ability to make certain payments, dividends, redemptions or repurchases;

               o    our   ability   to  create   dividend   and  other   payment
                    restrictions affecting our subsidiaries;

               o    our ability to make investments;

               o    mergers and consolidations by us or our subsidiaries;

               o    sales of assets by us;

               o    our ability to enter into transactions with affiliates;

               o    our ability to incur liens; and

               o    sale and leaseback transactions.

Modification of the Indentures

     Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

     (1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

     (2)  reduces  the  rate of or  changes  the  interest  payment  time on any security or alters its redemption provisions (other than any alteration to any such Section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

     (3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

     (4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

     (5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

     (6) makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

     (7) waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

     Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

          o default in any payment of interest when due which continues for 30 days;

          o    default in any payment of principal or premium when due;

          o    default in the deposit of any sinking fund payment when due;

          o default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

          o default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

          o    events of bankruptcy, insolvency or reorganization.

     An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

     There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

     In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

     Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

     Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

     The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

     The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

     A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

     Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

     We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

     Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

     So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

     The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

     We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

          o the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

          o we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

          o    there shall have  occurred and be  continuing an event of default
               under  the   applicable   indenture  with  respect  to  the  debt
               securities of that series.

     Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

     In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

     To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

     To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

     DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

     We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

                                    EXPENSES

     The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

                        SEC registration fee                    $ 25,340
                        Blue sky fees and expenses              $______*
                        Printing and engraving expenses         $______*
                        Legal fees and expenses                 $______*
                        AMEX Supplemental Listing Fee           $______*
                        Rating agency fees                      $______*
                        Accounting fees and expenses            $______*
                        Indenture Trustee fees and expenses     $______*
                        Miscellaneous                           $______*

                        Total                                   $______*
                                                                 ======

* To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Liberian law.

                                     EXPERTS

     The  consolidated  financial  statements  of the Company for the year ended
December 31, 2003 and December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young, independent auditors, and upon the authority of that firm as experts in accounting and auditing. The consolidated financial statements of the Company as of December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, our former independent auditors, and upon the authority of that firm as experts in accounting and auditing.

     On August 31, 2002, Arthur Andersen LLP ceased practicing before the Commission. The reports of Arthur Andersen LLP on the Company's financial statements at December 31, 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2001, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the
Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

     We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the American Stock Exchange, 65 Broadway, New York, New York 10006.

Information Incorporated by Reference

     The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the Commission on May 28, 2004 incorporate by reference our 2004 semi-annual report, filed with the Commission on Form 6-K on August 4, 2004, which contains unaudited consolidated financial statements for the first six months of the current fiscal year. We also incorporated by reference our report for our results for the nine-month period ended September 30, 2004, filed with the Commission on Form 6-K on November 2, 2004, which contains unaudited consolidated financial statements for the first nine months of the current fiscal year. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Commission on May 28, 2004; and

     o    Current  Report on Form 6-K,  filed with the  Commission  on August 4,
          2004.

     o    Current  Report on Form 6-K,  filed with the Commission on November 2,
          2004.

     We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Securities and Exchange Commission and certain Reports on Form 6-K that we furnish to the Securities and Exchange Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

     You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

     Excel Maritime Carriers Ltd.
     67 Akti Miaouli Street
     18537 Piraeus
     Greece
     (011)(30) (210) 459-8692

Information Provided by the Company

     We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the American Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

02545.0001 #513646v4